EXHIBIT (10.1)

Third Amendment to Loan and Security Agreement dated January 10, 2017 by and among

Skyline Corporation, Homette Corporation, Layton Homes Corp., Skyline Homes Inc., and

First Business Capital Corp.

January 10, 2017

Mr. Jon Pilarski

Skyline Corporation

2520 Bypass Rd.

Elkhart, IN 46514

Dear Mr. Pilarski:

This letter is written on behalf of First Business Capital Corp. (“FBCC”), a Wisconsin corporation, as the Lender under that certain Loan and Security Agreement dated March 20, 2015, as amended, wherein Skyline Corporation, an Indiana corporation, and its wholly-owned subsidiaries, Homette Corporation and Layton Homes Corp., each an Indiana corporation, and Skyline Homes, Inc., a California corporation, together are the “Debtor”. Except as otherwise provided herein, capitalized terms have the meaning given them in the Loan Agreement.

According to Debtor’s internally prepared financial statements for the fiscal period ended November 30, 2016, Debtor was in violation of the following financial covenant:

	Covenant	Actual
Net Loss for November, 2016 (§7.25)	($250,000)	($1,026,855)

The failure by Debtor to comply with the foregoing provision of the Loan Agreement constitutes an Event of Default pursuant to Section 9.2 of the Loan Agreement. Debtor has requested FBCC waive such Event of Default.

Upon the terms and subject to the conditions set forth in this letter, FBCC hereby waives the foregoing Event of Default. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle Debtor to any other or further waiver in any similar or other circumstances. Neither this letter, nor any other communication between FBCC and Debtor, shall be deemed to be a waiver, modification, or release of any other Event of Default, whether such default arose or arises before, on or after the date hereof and whether or not known to FBCC. Nothing in this letter shall be deemed to constitute a “course of dealing” or a waiver of any rights or remedies, or restrict FBCC in taking any action or remedies afforded FBCC in the Loan Agreement or any other document or as allowed by law in the event any further Event of Default occurs hereafter.

At Debtor’s further request, and subject to the terms of this letter, Lender hereby further agrees to eliminate the monthly maximum Net Loss covenant set forth in Section 7.25 of the Loan Agreement, effective with the fiscal month ended December 31, 2016.

Except as provided herein, the Loan Agreement and all other loan documents related thereto shall remain in full force and effect in accordance with their terms. Please acknowledge your agreement to the terms of this letter by signing below and returning to my attention. If you should have any questions with regard to the above matter, please do not hesitate to contact me at 262/792-7142.

Sincerely,

FIRST BUSINESS CAPITAL CORP.

/s/ James G. Tepp

James G. Tepp

Vice President

Acknowledgments on following page.

Acknowledged and Agreed as of
the 10th day of January, 2017.
SKYLINE CORPORATION
By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President,
Finance & Treasurer, Chief Financial Officer
HOMETTE CORPORATION
By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and Treasurer
LAYTON HOMES CORP.
By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and Treasurer
SKYLINE HOMES, INC.
By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and Treasurer

cc:	Peter J. Lowney